Exhibit 99.2

Griffon Corporation Announces Closing of Senior Notes Offering and
Amended Credit Facility

NEW YORK, NEW YORK – August 18, 2026 – Griffon Corporation (NYSE: GFF) (“Griffon” or the “Company”) today announced the closing of its previously announced senior notes offering of $800 million aggregate principal amount of 6.25% senior notes due 2034 (the “2034 Notes”) in an unregistered offering through a private placement and the amendment and restatement of its existing credit agreement to extend maturity from August 1, 2028 to August 18, 2031 (the “New Credit Facility”).

Notes Offering

The 2034 Notes are senior unsecured obligations of Griffon and are guaranteed by certain of its domestic subsidiaries. The 2034 Notes and related guarantees were offered in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The 2034 Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

As previously disclosed, Griffon issued a notice of redemption with respect to all of its outstanding 5.75% senior notes due 2028 (the “2028 Notes”). Following completion of the redemption, none of the 2028 Notes will remain outstanding.

This press release does not constitute an offer to purchase or redeem any of the 2028 Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Amended Credit Facility

Bank of America acts as administrative agent under the New Credit Facility, which provides for revolver borrowings in an aggregate principal amount of up to $500 million, and contains a $125 million letter of credit sub-facility and a $200 million foreign currency sub-facility (all unchanged from the prior credit facility). The New Credit Facility permits the Company, subject to certain conditions, to incur incremental revolving commitments, incremental term loans and certain other incremental equivalent debt in an aggregate amount up to the greater of $500 million and an additional amount determined by reference to a maximum consolidated senior secured leverage ratio of 3.50 to 1.00.

Griffon may elect to pay interest based on either a SOFR or base rate benchmark plus an applicable margin that depends on Griffon’s leverage ratio. Initial pricing is SOFR plus 1.75% or base rate plus 0.75%. The New Credit Facility is guaranteed by certain of Griffon’s material domestic subsidiaries and is secured by substantially all the assets of Griffon and each of its subsidiary guarantors. The New Credit Facility also contains customary financial and other affirmative covenants, negative covenants and events of default.

About Griffon Corporation

Griffon Corporation is a leading provider of residential and commercial building products. The Company is the largest North American manufacturer and marketer of garage doors under the Clopay, IDEAL and Holmes brands, and rolling steel door and grille products under the Clopay, Cornell, and Cookson brands. The Company is also a leading provider of residential, industrial, and commercial ceiling fans sold under the Hunter, Casablanca, and Jan Fan brands.

For more information on Griffon, please see the Company’s website at www.griffon.com.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, the anticipated use of proceeds in the 2034 Notes offering, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Tom Cook
Chief Financial Officer	Managing Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8250